Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

FIRST FINANCIAL BANCORP.

and

BANKFINANCIAL CORPORATION

Dated as of August 11, 2025

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Seller Common Stock	2
1.6	Buyer Stock	3
1.7	Articles of Incorporation of Surviving Corporation	3
1.8	Bylaws of Surviving Corporation	3
1.9	Directors and Officers of the Surviving Corporation	3
1.10	Tax Consequences	3
1.11	Bank Merger	4

ARTICLE II

EXCHANGE OF SHARES

2.1	Buyer to Make Merger Consideration Available	4
2.2	Exchange of Shares	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Corporate Organization	7
3.2	Capitalization	9
3.3	Authority; No Violation	9
3.4	Consents and Approvals	10
3.5	Reports	11
3.6	Financial Statements	12
3.7	Broker’s Fees	13
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	14
3.11	Employee Benefit Plans	15
3.12	Employees	18
3.13	Compliance with Applicable Law	18
3.14	Certain Contracts	20
3.15	Agreements with Regulatory Agencies	21
3.16	Risk Management Instruments	22
3.17	Environmental Matters	22

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3.18	Investment Securities	23
3.19	Real Property	23
3.20	Intellectual Property	24
3.21	Related Party Transactions	25
3.22	State Takeover Laws	25
3.23	Reorganization	25
3.24	Opinion	25
3.25	Seller Information	25
3.26	Loan Portfolio	26
3.27	Insurance	27
3.28	Information Security	27
3.29	Subordinated Indebtedness	27

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority; No Violation	30
4.4	Consents and Approvals	30
4.5	Reports	31
4.6	Financial Statements	32
4.7	Broker’s Fees	33
4.8	Absence of Certain Changes or Events	33
4.9	Legal Proceedings	34
4.10	Taxes and Tax Returns	34
4.11	Employee Benefit Plans	35
4.12	Employees	37
4.13	Compliance with Applicable Law	37
4.14	Agreements with Regulatory Agencies	38
4.15	Risk Management Instruments	38
4.16	Investment Securities and Commodities	39
4.17	Related Party Transactions	39
4.18	State Takeover Laws	39
4.19	Reorganization	39
4.20	Buyer Information	40
4.21	Loan Portfolio	40
4.22	Information Security	41

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	41
5.2	Seller Forbearances	41
5.3	Buyer Forbearances	44

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	45
6.2	Access to Information; Confidentiality	46
6.3	Stockholder Approval	47
6.4	Legal Conditions to Merger	49
6.5	Stock Exchange Listing	49
6.6	Employee Matters	49
6.7	Indemnification; Directors’ and Officers’ Insurance	52
6.8	Additional Agreements	53
6.9	Advice of Changes	53
6.10	Shareholder Litigation	53
6.11	Acquisition Proposals	54
6.12	Public Announcements	55
6.13	Change of Method	55
6.14	Restructuring Efforts	55
6.15	Takeover Statutes	56
6.16	Treatment of Seller Debt	56
6.17	Exemption from Liability under Section 16(b)	56
6.18	Certain Tax Matters	57
6.19	Dividends	57
6.20	Multifamily Loans Transaction	57

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	57
7.2	Conditions to Obligations of Buyer	58
7.3	Conditions to Obligations of Seller	59

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	60
8.2	Effect of Termination	61

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	62
9.2	Amendment	63
9.3	Extension; Waiver	63

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9.4	Expenses	63
9.5	Notices	63
9.6	Interpretation	64
9.7	Counterparts	65
9.8	Entire Agreement	65
9.9	Governing Law; Jurisdiction	65
9.10	Waiver of Jury Trial	66
9.11	Assignment; Third-Party Beneficiaries	66
9.12	Specific Performance	66
9.13	Severability	67
9.14	Confidential Supervisory Information	67
9.15	Delivery by Electronic Transmission	67
9.16	No Other Representations or Warranties	67

Exhibit A – Form of Bank Merger Agreement

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	55
affiliate	66
Agreement	1
Bank Merger	4
Bank Merger Act	10
Bank Merger Agreement	4
Bank Merger Certificates	11
BHC Act	7
Borrower	26
business day	66
Buyer 401(k) Plan	51
Buyer Articles	3
Buyer Bank	4
Buyer Benefit Plans	35
Buyer Bylaws	3
Buyer Common Stock	2
Buyer Disclosure Schedule	28
Buyer Equity Awards	29
Buyer Options	29
Buyer Preferred Stock	29
Buyer Qualified Plans	35
Buyer Regulatory Agreement	39
Buyer Reports	32
Buyer Restricted Stock Awards	29
Buyer Stock Plans	29
Buyer Subsidiary	28
Certificate of Merger	2
Chosen Courts	66
Closing	1
Closing Conditions Satisfaction Date	2
Closing Date	2
Code	1
Confidentiality Agreement	48
Continuation Period	50
Continuing Employees	50
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	22
ERISA	15
ERISA Affiliate	16
Exchange Act	13
Exchange Agent	4

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Exchange Fund	4
Exchange Ratio	2
FDIC	8
Federal Reserve Board	10
GAAP	7
GLBA	19
Governmental Entity	11
Intellectual Property	24
IRS	14
KBW	13
knowledge	65,66
Liens	9
Loans	26
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	46
Merger	1
Merger Consideration	2
MGCL	1
Multiemployer Plan	17
Multiple Employer Plan	17
New Plans	51
New Shares	4
OCC	10
ODFI	10
Ohio Secretary	2
Old Share	2
ORC	1
person	66
Personal Data	19
Premium Cap	53
Proxy Statement	11
Recommendation Change	48
Regulatory Agencies	11
Representatives	55
Requisite Seller Vote	10
Requisite Regulatory Approvals	46
S-4	11
Sarbanes-Oxley Act	12
SEC	11
Securities Act	12
Seller	1
Seller 401(k) Plan	51
Seller Articles	8
Seller Bank	4
Seller Benefit Plans	15
Seller Board Recommendation	48

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Seller Bylaws	8
Seller Common Stock	2
Seller Contract	21
Seller Disclosure Schedule	7
Seller Indemnified Parties	53
Seller IT Systems	20
Seller Meeting	48
Seller Preferred Stock	9
Seller Qualified Plans	16, 35
Seller Regulatory Agreement	22
Seller Reports	12
Seller Section 16 Individuals	57
Seller Security Breach	20
Seller Subsidiary	8
Significant Subsidiaries	8
SRO	11
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	25
Tax	15
Tax Return	15
Taxes	15
Termination Date	61
Termination Fee	63

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 11, 2025 (this “Agreement”), by and between First Financial Bancorp., an Ohio corporation (“Buyer”), and BankFinancial Corporation, a Maryland corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Buyer and Seller have determined that it is in the best interests of their respective companies and their shareholders and stockholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Seller will, subject to the terms and conditions set forth herein, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Buyer and Seller have approved the Merger and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Ohio Revised Code (the “ORC”●) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Seller shall terminate.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 9:00 a.m. Eastern Time, on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs (the date the last of the conditions set forth in Article VII hereof have been so satisfied or waived, the “Closing Conditions Satisfaction Date”), unless another date, time or place is agreed to in writing by the parties. Notwithstanding the foregoing, in the event the Closing Conditions Satisfaction Date is less than five (5) business days prior to the first business day of the month immediately following the month in which the Closing Conditions Satisfaction Date occurs, then Closing shall take place on the first business day of the month that is the second month following the month in which the Closing Conditions Satisfaction Date occurs. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3    Effective Time. The Merger shall become effective as set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the articles of merger to be filed with the State Department of Assessments and Taxation of the State of Maryland, respectively, on the Closing Date (together, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ORC and the MGCL.

1.5    Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

(a)    Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Seller (the “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Seller Common Stock owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted), shall be converted into the right to receive 0.480 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, no par value per share, of Buyer (the “Buyer Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock, shall be the common stock of the Surviving Corporation.

(b)    All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Share,” it being understood that any reference herein to an “Old Share” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Seller Common Stock) previously representing any such shares of Seller Common Stock shall thereafter represent only the right to receive (i) a New Share representing the number of whole shares of Buyer Common Stock which such shares of Seller Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Buyer Common Stock or Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (other than as contemplated in this Agreement), an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Buyer and the holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Seller or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Seller Common Stock that are owned by Seller or Buyer (in each case other than shares of Seller Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Seller or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Buyer Common Stock or other consideration shall be delivered in exchange therefor.

1.6    Buyer Stock. At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7    Articles of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Buyer (as amended, the “Buyer Articles”) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8    Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Regulations of Buyer (the “Buyer Regulations”) shall be the Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Directors and Officers of the Surviving Corporation. At the Effective Time:

(a)   The directors of the Surviving Corporation shall be the directors of Buyer immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b)   The executive officers of the Surviving Corporation shall be the executive officers of Buyer immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

1.10    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.11    Bank Merger. Buyer and Seller intend that, following the Merger, BankFinancial, National Association, a national banking association and a wholly-owned Subsidiary of Seller (“Seller Bank”), will merge (the “Bank Merger”) with and into First Financial Bank, an Ohio state-chartered bank and a wholly-owned Subsidiary of Buyer (“Buyer Bank”), pursuant to an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Buyer Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. As soon as practicable after the date of this Agreement, or on such later date as Buyer and Seller may mutually agree, Buyer and Seller shall each cause the Board of Directors of Buyer Bank and Seller Bank, respectively, to approve the Bank Merger and the Bank Merger Agreement. Buyer and Seller shall then cause Buyer Bank and Seller Bank, respectively, to enter into the Bank Merger Agreement, and each of Buyer and Seller shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Buyer Bank and Seller Bank, respectively, and Buyer and Seller shall, and shall cause Buyer Bank and Seller Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”). The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, as determined by Buyer.

ARTICLE II

EXCHANGE OF SHARES

2.1    Buyer to Make Merger Consideration Available. At or prior to the business day immediately preceding the Effective Time, Buyer shall deposit, or shall cause to be deposited, with an exchange agent designated by Buyer and mutually acceptable to Seller (the “Exchange Agent”), for the benefit of the holders of Old Shares, for exchange in accordance with this Article II, (a) evidence of shares in book-entry form or, at Buyer’s option, certificates (collectively, referred to herein as “New Shares”), representing the shares of Buyer Common Stock to be issued to holders of Seller Common Stock, and (b) cash in lieu of any fractional shares (such cash and New Shares for shares of Buyer Common Stock, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Buyer and Seller shall cause the Exchange Agent to mail to each holder of record of one or more Old Shares representing shares of Seller Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Shares shall pass, only upon proper delivery of the Old Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Shares in exchange for New Shares representing the number of whole shares of Buyer Common Stock and any cash in lieu of fractional shares, which the shares of Seller Common Stock represented by such Old Share or Old Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or other distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Share or Old Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Share or Old Shares shall be entitled to receive in exchange therefor, as applicable, (i) New Shares representing that number of whole shares of Buyer Common Stock to which such holder of Seller Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Share or Old Shares surrendered pursuant to the provisions of this Article II and (B) any dividends or other distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Share or Old Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or other distributions payable to holders of Old Shares. Until surrendered as contemplated by this Section 2.2, each Old Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or other distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Share until the holder thereof shall surrender such Old Share in accordance with this Article II. After the surrender of an Old Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Buyer Common Stock which the shares of Seller Common Stock represented by such Old Share have been converted into the right to receive.

(c)    If any New Share representing shares of Buyer Common Stock is to be issued in a name other than that in which the Old Share or Old Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Share or Old Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Share representing shares of Buyer Common Stock in any name other than that of the registered holder of the Old Share or Old Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Shares representing shares of Buyer Common Stock as provided in this Article II.

(e)    Notwithstanding anything to the contrary contained herein, no New Shares or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Old Shares, no dividend or other distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former holder of Seller Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Buyer Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Buyer Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the holders of Seller Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Seller Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Buyer Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and other distributions on the Buyer Common Stock deliverable in respect of each former share of Seller Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Seller, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Buyer shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Buyer Common Stock, any dividends or other distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock in respect of which the deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(h)    In the event any Old Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the applicable certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of

Buyer Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Seller

Except (a) as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Seller Reports filed by Seller after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.11, Seller hereby represents and warrants to Buyer as follows:

3.1    Corporate Organization.

(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. As used in this Agreement, “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure, implementation or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency, implementation or consummation of the transactions contemplated hereby), (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Seller or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act. True and complete copies of the charter of Seller (as amended, the “Seller Articles”) and the Amended and Restated Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

(b)    Each Significant Subsidiary of Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Seller and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Seller (a “Seller Subsidiary”) that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund as permitted by law and applicable regulations, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the

Seller Disclosure Schedule sets forth a true and complete list of all Significant Subsidiaries of Seller as of the date hereof.

3.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Seller consists of 100,000,000 shares of Seller Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Seller Preferred Stock”). As of June 30, 2025, there are (i) 12,460,678 shares of Seller Common Stock outstanding, which includes 854,398 shares of Seller Common Stock held by the Seller 401(k) Plan (as defined below), and (ii) zero shares of Seller Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Seller issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Seller may vote. No trust preferred or subordinated debt securities of Seller are issued or outstanding. As of the date of this Agreement there are no outstanding subscriptions, options, stock units, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Seller, or contracts, commitments, understandings or arrangements by which Seller may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Seller, or that otherwise obligate Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Seller is a party or is bound with respect to the voting or transfer of Seller Common Stock or other equity interests of Seller.

(b)    Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Seller Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    Seller has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Seller. The Board of Directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its stockholders and has directed that the Merger and the other transactions contemplated by this Agreement be submitted to Seller’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on the Merger and the other transactions contemplated by this Agreement (the “Requisite Seller Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Seller Bank and Seller as Seller Bank’s sole stockholder, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)    Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, including the Bank Merger, nor compliance by Seller with any of the terms or provisions hereof, will (i) violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of Seller Significant Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of Seller Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of Seller Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller.

3.4    Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Merger, Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”) with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the Ohio Department of Commerce, Division of Financial Institutions (the “ODFI”) and Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger and the Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Seller’s stockholders to be held in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Buyer in connection with the Merger and the other transactions contemplated by this Agreement (the “S‑4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificates of Merger by the Ohio Secretary pursuant to the ORC and the State Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Seller of this Agreement or (ii) the consummation by Seller of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5    Reports.

(a)    Seller and each of Seller Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state banking regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC (v) the OCC or the ODFI, as applicable, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Seller and Seller Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Seller, investigation into the business or operations of Seller or any of Seller Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Seller or any of Seller Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Seller or any of Seller Subsidiaries since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Seller to the SEC since December 31, 2022 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Seller Reports”) is publicly available. No such Seller Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Seller Reports.

3.6    Financial Statements.

(a)    The financial statements of Seller and Seller Subsidiaries included (or incorporated by reference) in the Seller Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Seller and Seller Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of Seller has resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of, or in connection with, any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not, either individually or in the aggregate, be material to Seller and Seller Subsidiaries, taken as a whole, neither Seller nor any of Seller Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Seller included in its Annual and Quarterly Reports on Form 10‑K and Form 10-Q for the fiscal year and quarter ended December 31, 2024 and March 31, 2025, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Seller and Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or Seller Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including by third-party service providers, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller. Seller (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Seller, including Seller Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Seller’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. To the knowledge of Seller, there is no reason to believe that Seller’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)    Since January 1, 2023, (i) neither Seller nor any of Seller Subsidiaries, nor, to the knowledge of Seller, any director, officer, auditor, accountant or representative of Seller or any of Seller Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of Seller Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of Seller Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of Seller Subsidiaries, whether or not employed by Seller or any of Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or, to the knowledge of Seller, to any director or officer of Seller.

3.7    Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement by Seller of KBW related to the Merger and the other transactions contemplated hereby.

3.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)    Except in connection with the transactions contemplated by this Agreement, since December 31, 2024 through the date hereof, Seller and Seller Significant Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, neither Seller nor any of Seller Significant Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any of Seller Significant Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Seller, any of Seller Subsidiaries or the assets of Seller or any of Seller Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Seller and Seller Subsidiaries, taken as a whole.

3.10    Taxes and Tax Returns.

(a)    Each of Seller and Seller Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Seller nor any of Seller Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Seller and Seller Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Seller and Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Seller nor any of Seller Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Seller and Seller Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Seller nor any of Seller Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Seller and Seller Subsidiaries or the assets of Seller and Seller Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Seller nor any of Seller Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and Seller Subsidiaries). Neither Seller nor any of Seller Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has any liability for the Taxes of any person (other than Seller or any of Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Seller nor any of Seller Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Seller nor any of Seller Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Seller or any of Seller Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Seller or any of Seller Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(b)    As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)    As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11    Employee Benefit Plans.

(a)    Section 3.11(a) of the Seller Disclosure Schedule lists all material Seller Benefit Plans. For purposes of this Agreement, “Seller Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Seller or any of Seller Subsidiaries for the benefit of any current or former employee, officer or director of Seller or any of Seller Subsidiaries.

(b)    Seller has heretofore made available to Buyer true and complete copies (as applicable) of (i) each material Seller Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Seller Benefit Plan, (B) the three (3) most recent annual reports (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination or opinion letter, if any, relating to such Seller Benefit Plan, (D) the most recently prepared actuarial report for each Seller Benefit Plan (if applicable), (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Seller Benefit Plan (F) the testing results for each Seller Benefit Plan’s three (3) most recently completed years, (G) all IRS Forms 1094-C (with IRS Forms 1095-C attached) and IRS confirmations of filings for the 2019 through the current calendar years, (H) any submission under any voluntary compliance program during the last six (6) years, (I) current COBRA forms, and (J) the three (3) most recent safe harbor notices for any Seller Benefit Plan that is a Code Section 401(k) plan.

(c)    Each Seller Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)    Section 3.11(d) of the Seller Disclosure Schedule identifies each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Seller Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Seller Qualified Plan and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Seller Qualified Plan or the related trust.

(e)    Neither Seller, any of Seller Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)    None of Seller, any of Seller Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Seller, any of Seller Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple

Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)    Neither Seller nor any of Seller Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)    All contributions required to be made to any Seller Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.

(i)    There are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Seller’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Seller Benefit Plans, any fiduciaries thereof with respect to their duties to the Seller Benefit Plans or the assets of any of the trusts under any of the Seller Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Seller and Seller Subsidiaries.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Seller or any of Seller Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Seller or any of Seller Subsidiaries, (iii) accelerate the timing of or cause Seller or any of Seller Subsidiaries to transfer or set aside any assets to fund any material benefits under any Seller Benefit Plan, or (iv) result in any limitation on the right of Seller or any of Seller Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust.

(k)    No amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or any of Seller Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Section 3.11 of the Seller Disclosure Schedule contains Seller’s true and correct Code Section 280G calculations.

(l)    Neither Seller nor any of Seller Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under

Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(m)    No Seller Benefit Plan is maintained outside the jurisdiction of the United States or covers any Seller employee who resides or works outside of the United States.

(n)     Neither the Seller 401(k) Plan, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could reasonably be expected to result in any material liability to the Seller.

3.12    Employees

(a)    There are no pending or, to the knowledge of Seller, threatened labor grievances or unfair labor practice claims or charges against Seller or any of Seller Subsidiaries, or any strikes or other labor disputes against Seller or any of Seller Subsidiaries. Neither Seller nor any of Seller Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any of Seller Subsidiaries and, to the knowledge of Seller, there are no organizing efforts by any union or other group seeking to represent any employees of Seller and Seller Subsidiaries.

(b)    Seller and Seller Subsidiaries are in compliance in all material respects with, and since December 31, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(c)    (i) To the knowledge of Seller, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2022 against any employee of Seller, (ii) since December 31, 2022, neither Seller nor any of Seller Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller, and (iii) there are no proceedings currently pending or, to the knowledge of Seller, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Seller.

3.13    Compliance with Applicable Law. Seller and each of Seller Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, and, to the knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Seller and each of Seller Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Seller or any of Seller Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information or similar term under applicable law (“Personal Data”), the Gramm-Leach-Bliley Act (together with all rules promulgated thereunder, the “GLBA”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Seller’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller, none of Seller, or any of Seller Subsidiaries or, to the knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of Seller or any of Seller Subsidiaries has, directly or indirectly, (a) used any funds of Seller or any of Seller Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller or any of Seller Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Seller or any of Seller Subsidiaries, (e) made any fraudulent entry on the books or records of Seller or any of Seller Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or any of Seller Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Seller or any of Seller Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Seller maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) breach of security leading to the accidental or unlawful destruction, loss, alteration, unavailability, unauthorized disclosure or processing of, or access to, Personal Data transmitted, stored or otherwise processed, (ii) the unauthorized acquisition or processing of Personal Data that materially compromises the security, confidentiality, or integrity of Personal Data, (iii) ransomware, malware, or unauthorized access to Seller IT Systems or (iv) any incident defined as a personal data breach, security breach, security incident, data breach or similar term in applicable laws (clauses (i) through (iv), a “Seller Security Breach”). “Seller IT Systems” means all information management equipment and systems necessary to or used in or to support the business of Seller and Seller Subsidiaries, including all software, all databases and data systems and all computer hardware and other information and communications technology systems. To the knowledge of Seller, Seller has not experienced any Seller Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. To the knowledge of Seller, there are no data security or other technological vulnerabilities with respect to Seller’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller. No claims or actions have been asserted, or to the knowledge of Seller, threatened, against Seller or any of Seller Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries have properly administered all accounts for which any of them acts as a fiduciary, including accounts for which any of them serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of their governing documents and applicable state, federal and foreign law. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, none of Seller, any of Seller Subsidiaries, or to Seller’s knowledge, any of its or Seller Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14    Certain Contracts.

(a)    Except as filed with or incorporated into any Seller Report filed prior to the date hereof, neither Seller nor any of Seller Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Seller Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct or any line of business by Seller or any of Seller Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Seller Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller; (v) (A) that relates to the incurrence of indebtedness by Seller or any of Seller Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal

Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Seller or any of Seller Subsidiaries of, or any similar commitment by Seller or any of Seller Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Seller or any of Seller Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Seller or Seller Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $250,000 per annum or $50,000 with respect to any individual payment other than any such contracts which are terminable by Seller or any of Seller Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Seller or Seller Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Seller or any of Seller Subsidiaries; (ix) that is a lease of real property to which Seller or any of Seller Subsidiaries is a party; (x) that is a joint venture, partnership or similar contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other person; (xi) in which Seller or any of Seller Subsidiaries grants or is granted a license or similar under any material Intellectual Property, excluding, in each case, (A) contracts providing rights for generally commercially available off-the-shelf software licensed or provided on non-discriminatory terms and (B) non-exclusive contracts entered into with customers or suppliers in the ordinary course of business; (xii) that is a material consulting agreement, to which Seller or any of Seller Subsidiaries is a party with payments in excess of $100,000; or (xiii) that relates to the acquisition or disposition of any person, business or asset and under which Seller or Seller Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any Seller Benefit Plan), whether or not set forth in the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.” Seller has made available to Buyer true, correct and complete copies of each Seller Contract in effect as of the date hereof.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Seller, (i) each Seller Contract is valid and binding on Seller or one of Seller Subsidiaries, as applicable, and in full force and effect, (ii) Seller and each of Seller Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each Seller Contract, (iii) to the knowledge of Seller, each third-party counterparty to each Seller Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such Seller Contract, (iv) Seller does not have knowledge of, and has not received notice of, any violation of any Seller Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Seller or any of Seller Subsidiaries, or to the knowledge of Seller, any other party thereto, of or under any such Seller Contract and (vi) no third-party counterparty to any Seller Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Seller Contract.

3.15    Agreements with Regulatory Agencies. Subject to Section 9.14, neither Seller nor any of Seller Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Seller Regulatory Agreement”), nor has Seller or any of Seller Subsidiaries been advised in writing since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

3.16    Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of Seller Subsidiaries or for the account of a customer of Seller or one of Seller Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of Seller Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Seller and each of Seller Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Seller’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are in compliance, and have complied since January 1, 2023, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement applicable to Seller and Seller Subsidiaries relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no pending legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Seller, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Seller or any of Seller Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Seller, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller. To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

3.18    Investment Securities.

(a)    Each of Seller and Seller Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities are pledged in the ordinary course of business to secure obligations of Seller or Seller Subsidiaries. Such securities are valued on the books of Seller in accordance with GAAP in all material respects.

(b)    Seller and Seller Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses, and Seller and Seller Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Seller has made available to Buyer the material terms of such policies, practices and procedures.

3.19    Real Property. (a) Section 3.19 of the Seller Disclosure Schedule sets forth an accurate description of the real property to which Seller has good, valid and indefeasible title (“Owned Real Property”), or a valid and subsisting leasehold interest, subleasehold interest, or license to (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b)    The Real Property listed in Section 3.19 of the Seller Disclosure Schedule comprises all of Seller’s real property interests used in the conduct of the business and operations of Seller as currently conducted and, to the knowledge of Seller, there are no facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Surviving Corporation after the Closing in the same manner as prior to the Closing, subject to the terms of any leases, as applicable.

(c)    All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) and all Owned Real Property is held under deeds (“Real Property Deeds” and, together with Real Property Leases, “Real Property Instruments”), that are valid instruments enforceable in accordance with their respective terms, free and clear of all Liens, except (i) statutory Liens arising or incurred in the ordinary course of business and securing payments which are not yet due and payable, (ii) Liens for real property or similar or customary Taxes not yet due and payable, and (iii) easements or other rights that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair or interfere with business operations at such properties.

(d)    There are no leases, subleases, licenses, concessions or other contractual obligations entered into by Seller granting to any person other than a Seller Subsidiary the right of use or occupancy of all or any portion of the Owned Real Property.

(e)     Seller or a Seller Subsidiary is in sole possession of the Leased Real Property and has not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any person all or any portion of its respective interest in any of the Real Property Leases or the right to use or occupy such Leased Real Property. Seller has paid all rent and other expenses due and payable under each such Real Property Lease.

(f)    Seller has made available to Buyer accurate and complete copies of all Real Property Instruments and any guarantees, amendments, extensions, renewals or other agreements with respect thereto.

(g)    No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Owned Real Property or any portion or interest therein. Neither Seller nor any Seller Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property.

(h)    To Seller’s knowledge, neither the condition, nor the use of the Owned Real Property or the Leased Real Property, by Seller or Seller’s Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable law relating to the use or operation of the Real Property.

3.20    Intellectual Property. Seller and each of Seller Subsidiaries owns (free and clear of any material Liens), or is licensed or authorized to use, all material Intellectual Property used in, held for use in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, (a) (i) to the knowledge of Seller, the conduct of their businesses by Seller and Seller Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in material compliance with any applicable license pursuant to which Seller or any Seller Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Seller, no person has asserted in writing since January 1, 2023 to Seller that Seller or any of Seller Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Seller, infringing on, misappropriating or otherwise violating, any right of Seller or any of Seller Subsidiaries with respect to any Intellectual Property owned by Seller or Seller Subsidiaries that is necessary for the conduct of its business as currently conducted, (c) neither Seller nor any Seller Subsidiary has, since January 1, 2023, received any written notice of any pending claim with respect to any Intellectual Property owned by Seller or any Seller Subsidiary, and (d) Seller and Seller Subsidiaries have taken commercially reasonable actions to maintain and protect all Intellectual Property owned by Seller and Seller Subsidiaries that is necessary for the conduct of its business as currently conducted. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and confidential or proprietary know-how or information; copyrights and rights in works of authorship (including software), and all registrations, applications for registration, renewals, common law rights and moral rights associated with the foregoing; rights in data and databases; all other intellectual property or proprietary rights anywhere in the world.

3.21    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Seller or any of Seller Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Seller or any of Seller Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Seller Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Seller) on the other hand, of the type required to be reported in any Seller Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.

3.22    State Takeover Laws. The Board of Directors of Seller has approved this Agreement, the Merger and the other transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”). In accordance with Section 3-202 of the MGCL and the Seller Articles, no appraisal or dissenters’ rights will be available to the holders of Seller Common Stock in connection with the Merger.

3.23    Reorganization. Seller has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24    Opinion. Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed in a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Seller Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25    Seller Information. The information relating to Seller and Seller Subsidiaries provided by Seller or its representatives to be contained in the Proxy Statement and the S-4, and the information relating to Seller and Seller Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Buyer or any of Buyer Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and the portions of the S-4 that contain information provided by Seller relating to Seller and any of Seller Subsidiaries will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

3.26    Loan Portfolio.

(a)    As of the date hereof, neither Seller nor any of Seller Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each a “Borrower”) in which Seller or any Subsidiary of Seller is a creditor which as of June 30, 2025, had an outstanding balance plus unfunded commitments, if any, of $250,000 or more and under the terms of which the Borrower was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.26(a) of the Seller Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Seller and Seller Subsidiaries that, as of June 30, 2025, had an outstanding balance of $500,000 or more and (A) were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans”, “Watch” or words of similar import, (B) were the subject of any notice to Seller or any of Seller Subsidiaries from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Loan, (C) with respect to which Seller has knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Loan or by any obligor of such Loan and (D) represent an extension of credit to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries, in each case together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the Borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Seller or any of Seller Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each Loan of Seller and Seller Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and Seller Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of Seller, none of the Loans of Seller or Seller Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of Seller’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, each outstanding Loan of Seller or any of Seller Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and Seller Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)    There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of Seller or Seller Subsidiaries or an entity controlled by an executive officer or director of Seller or Seller Subsidiaries during the three (3) years immediately preceding the date hereof.

(e)    Seller’s allowance for loan and lease losses reflected in the financial statements of Seller (including footnotes thereto) was determined on the basis of Seller’s continuing review and evaluation of the portfolio of the Loans of Seller and Seller Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with Seller’s internal policies, and, in the reasonable judgment of Seller, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Loans previously charged-off, on the Loans of Seller and Seller Subsidiaries.

3.27    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, Seller and Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent and consistent with industry practice, and Seller and Seller Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Seller and Seller Subsidiaries, Seller or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28    Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Seller, to the knowledge of Seller, since January 1, 2023, no third party has gained unauthorized access to any Seller IT System controlled by and material to the operation of the business of Seller and Seller Subsidiaries.

3.29    Subordinated Indebtedness. Seller has performed, or has caused the applicable Seller Subsidiary to perform, all of the obligations required to be performed by Seller and Seller Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.16 of the Seller Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF Buyer

Except (a) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Buyer Reports filed by Buyer after January 1, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), and assuming each party’s compliance with its obligations set forth in Section 1.11, Buyer hereby represents and warrants to Seller as follows:

4.1    Corporate Organization.

(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. True and complete copies of the Buyer Articles and Buyer Regulations, as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.

(b)    Each Significant Subsidiary of Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Buyer, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Buyer (a “Buyer Subsidiary”) to pay dividends or other distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or other distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Buyer that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Buyer Disclosure Schedule sets forth a true and complete list of all Significant Subsidiaries of Buyer as of the date hereof.

4.2    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Buyer consists of 160,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, with or without par value (the “Buyer Preferred Stock”). As of June 30, 2025, there are (i) 95,760,617 shares of Buyer Common Stock outstanding, which number includes 1,026,515 shares of Buyer Common Stock granted in respect of outstanding Buyer Common Stock subject to vesting, repurchase or other lapse restriction (“Buyer Restricted Stock Awards”), (ii) 8,521,177 shares of Buyer Common Stock held in treasury, (iii)  zero shares of Buyer Common Stock reserved for issuance upon the exercise of options to purchase shares of Buyer Common Stock (the “Buyer Options” and together with Buyer Restricted Stock Awards, “Buyer Equity Awards”), (iv) 1,065,893shares of Buyer Common Stock reserved for issuance pursuant to future grants under the Buyer Stock Plans, and (v) zero shares of Buyer Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since June 30, 2025, resulting from the exercise, vesting or settlement of any Buyer Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Buyer issued, reserved for issuance or outstanding. As used herein, the “Buyer Stock Plans” means the Buyer 1999 Stock Incentive Plan, Buyer Key Executive Short Term Incentive Plan, MainSource Financial Group, Inc. 2007 Stock Incentive Plan and Buyer 2020 Stock Plan. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote. No trust preferred or subordinated debt securities of Buyer are issued or outstanding. Other than Buyer Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Buyer, or contracts, commitments, understandings or arrangements by which Buyer may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Buyer, or that otherwise obligate Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Buyer is a party or is bound with respect to the voting or transfer of Buyer Common Stock or other equity interests of Buyer.

(b)    Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Buyer Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3    Authority; No Violation.

(a)    Buyer has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Buyer and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Buyer Bank and Buyer as Buyer Bank’s sole shareholder, no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Buyer Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Buyer will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, including the Bank Merger, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Buyer Articles or the Buyer Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, any of Buyer Significant Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of Buyer Significant Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of Buyer Significant Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

4.4  Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger, the Bank Merger Act with respect to the Bank Merger and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with the ODFI and OCC in connection with the Merger and the Bank Merger, as applicable, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Seller Disclosure Schedule or Section 4.4 of the Buyer Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificates of Merger with and/or acceptance for record of the Certificates of Merger by the Ohio Secretary pursuant to the ORC and the State Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL, respectively, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5    Reports.

(a)    Buyer and each of Buyer Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Buyer and Buyer Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of Buyer Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Buyer or any of Buyer Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Buyer or any of Buyer Subsidiaries since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Buyer to the SEC since December 31, 2022 pursuant to the Securities Act or the Exchange Act (the “Buyer Reports”) is publicly available. No such Buyer Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Buyer has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Buyer Reports.

4.6    Financial Statements.

(a)    The financial statements of Buyer and Buyer Subsidiaries included (or incorporated by reference) in the Buyer Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and Buyer Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and Buyer Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of Buyer has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of, or in connection with, any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not, either individually or in the aggregate, be material to Buyer and Buyer Subsidiaries, taken as a whole, neither Buyer nor any of Buyer Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual and Quarterly Reports on Form 10-K and Form 10-Q for the fiscal year and quarter ended December 31, 2024 and March 31, 2025, respectively, (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Buyer and Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or Buyer Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer. Buyer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including Buyer Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. To the knowledge of Buyer, there is no reason to believe that Buyer’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)    Since January 1, 2023, (i) neither Buyer nor any of Buyer Subsidiaries, nor, to the knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of Buyer Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of Buyer Subsidiaries, whether or not employed by Buyer or any of Buyer Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or, to the knowledge of Buyer, to any director or officer of Buyer.

4.7    Broker’s Fees. With the exception of the engagement of Morgan Stanley & Co. LLC, neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8    Absence of Certain Changes or Events.

(a)    Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(b)    Except in connection with the transactions contemplated by this Agreement, since December 31, 2024 through the date hereof, Buyer and Buyer Significant Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9    Legal Proceedings.

(a)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, neither Buyer nor any of Buyer Significant Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of Buyer Significant Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of Buyer Subsidiaries or the assets of Buyer or any of Buyer Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Buyer and Buyer Subsidiaries, taken as a whole.

4.10    Taxes and Tax Returns. Each of Buyer and Buyer Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Buyer nor any of Buyer Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Buyer and Buyer Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Buyer and Buyer Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Buyer nor any of Buyer Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Buyer and Buyer Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Buyer nor any of Buyer Subsidiaries has received written notice of assessment or a written proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Buyer and Buyer Subsidiaries or the assets of Buyer and Buyer Subsidiaries. There are no private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Buyer nor any of Buyer Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Buyer and Buyer Subsidiaries). Neither Buyer nor any of Buyer Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer) or (b) has any liability for the Taxes of any person (other than Buyer or any of Buyer Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Buyer nor any of Buyer Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Buyer nor any of Buyer Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Buyer been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no Tax Liens upon any property or assets of Buyer or any of Buyer Subsidiaries except Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for material Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No material claim has ever been made by any Governmental Entity in a jurisdiction where Buyer or any of Buyer Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

4.11    Employee Benefit Plans.

(a)    For purposes of this Agreement, “Buyer Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements, whether written or unwritten, that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Buyer or any of Buyer Subsidiaries for the benefit of any current or former employee, officer or director of Buyer or any of Buyer Subsidiaries.

(b)    Each Buyer Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)    The IRS has issued a favorable determination letter with respect to each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Buyer Qualified Plans”) and the related trust, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, and, to the knowledge of Buyer, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Buyer Qualified Plan or the related trust.

(d)    Neither Buyer, any of Buyer Subsidiaries nor any of their respective ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(e)    None of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Buyer, any of Buyer Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(f)    Neither Buyer nor any of Buyer Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(g)    All contributions required to be made to any Buyer Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Buyer Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Buyer, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.

(h)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Buyer’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Buyer Benefit Plans, any fiduciaries thereof with respect to their duties to the Buyer Benefit Plans or the assets of any of the trusts under any of the Buyer Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Buyer and Buyer Subsidiaries.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of Buyer or any of Buyer Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or independent contractor of Buyer or any of Buyer Subsidiaries, (iii) accelerate the timing of or cause Buyer or any of Buyer Subsidiaries to transfer or set aside any assets to fund any material benefits under any Buyer Benefit Plan, or (iv) result in any limitation on the right of Buyer or any of Buyer Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Buyer Benefit Plan or related trust.

(j)    No amount paid or payable (whether in cash, in property, or in the form of benefits) by Buyer or any of Buyer Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)    Neither Buyer nor any of Buyer Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)    No Buyer Benefit Plan is maintained outside the jurisdiction of the United States or covers any Buyer employee who resides or works outside of the United States.

4.12    Employees

(a)    There are no pending or, to the knowledge of Buyer, threatened material labor grievances or material unfair labor practice claims or charges against Buyer or any of Buyer Subsidiaries, or any strikes or other material labor disputes against Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Buyer or any of Buyer Subsidiaries and, to the knowledge of Buyer, there are no organizing efforts by any union or other group seeking to represent any employees of Buyer and Buyer Subsidiaries.

(b)    Buyer and Buyer Subsidiaries are in compliance in all material respects with, and since December 31, 2022 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(c)    (i) To the knowledge of Buyer, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2022 against any employee of Buyer at the level of executive officer and above, (ii) since December 31, 2022, neither Buyer nor any of Buyer Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above, and (iii) there are no proceedings currently pending or, to the knowledge of Buyer, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any employee of Buyer at the level of executive officer and above.

4.13    Compliance with Applicable Law. Buyer and each of Buyer Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, and, to the knowledge of Buyer, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Buyer and each of Buyer Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of Buyer Subsidiaries, including all laws relating to Personal Data, the GLBA, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any final regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Buyer’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer, none of Buyer, or any of Buyer Subsidiaries, or, to the knowledge of Buyer, any director, officer, employee, agent or other person acting on behalf of Buyer or any of Buyer Subsidiaries has, directly or indirectly, (a) used any funds of Buyer or any of Buyer Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Buyer or any of Buyer Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Buyer or any of Buyer Subsidiaries, (e) made any fraudulent entry on the books or records of Buyer or any of Buyer Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Buyer or any of Buyer Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of Buyer Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14    Agreements with Regulatory Agencies. Subject to Section 9.14, neither Buyer nor any of Buyer Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of Buyer Subsidiaries been advised in writing since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

4.15    Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Seller, any of Buyer Subsidiaries or for the account of a customer of Buyer or one of Buyer Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of Buyer Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Buyer and each of Buyer Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Buyer’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16    Investment Securities and Commodities.

(a)    Each of Buyer and Buyer Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Seller Reports or to the extent such securities and commodities are pledged in the ordinary course of business to secure obligations of Buyer or Buyer Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.

(b)    Buyer and Buyer Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of such businesses, and Buyer and Buyer Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Buyer has made available to Seller the material terms of such policies, practices and procedures.

4.17    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Buyer or any of Buyer Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Buyer or any of Buyer Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Buyer Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Buyer) on the other hand, of the type required to be reported in any Buyer Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (taking into account all relevant instructions and guidance for reporting under Item 404 of Regulation S-K) that have not been so reported on a timely basis.

4.18    State Takeover Laws. The Board of Directors of Buyer has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.19    Reorganization. Buyer has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20    Buyer Information. The information that is provided by Buyer relating to Buyer and Buyer Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Buyer and Buyer Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Proxy Statement and S-4 (except for such portions thereof that relate to Seller or any of Seller Subsidiaries) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act.

4.21    Loan Portfolio.

(a)    Set forth in Section 4.21(a) of the Buyer Disclosure Schedule is a true, correct and complete list of all of the Buyer Loans that, as of June 30, 2025, had an outstanding balance of $9,000,000 or more and were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans”, “Watch” or words of similar import. The term “Buyer Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) of Buyer and any Buyer Subsidiary.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, each Loan of Buyer and Buyer Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and Buyer Subsidiaries as secured Buyer Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions and (iv) to the knowledge of Buyer, none of the Loans of Buyer or Buyer Subsidiaries is subject to any material offset or claim of offset and the aggregate loan balances in excess of Buyer’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

(c)    Buyer’s allowance for loan and lease losses reflected in the financial statements of Buyer (including footnotes thereto) was determined on the basis of Buyer’s continuing review and evaluation of the portfolio of the Loans of Buyer and Buyer Subsidiaries under the requirements of GAAP and applicable law, was established in a manner consistent with Buyer’s internal policies, and, in the reasonable judgment of Buyer, was adequate in all material respects under the requirements of GAAP and all applicable law to provide for possible or specific losses, net of recoveries relating to the Buyer Loans previously charged-off, on the Loans of Buyer and Buyer Subsidiaries.

4.22    Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, to the knowledge of Buyer, since January 1, 2023, no third party has gained unauthorized access to any Buyer information systems controlled by and material to the operation of the business of Buyer and Buyer Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Seller Disclosure Schedule or the Buyer Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), (a) Seller shall, and shall cause Seller Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (b) each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, take no action intended to, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in, in the case of Seller, Section 7.1 or Section 7.2, and in the case of Buyer, Section 7.1 or Section 7.3, not being satisfied in a timely manner, or materially adversely affect, delay or impair its ability to perform its obligations, covenants, and agreements, including, without limitation, the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, under this Agreement or to consummate the transactions contemplated hereby, in each case, except as may be required by applicable law.

5.2    Seller Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Seller Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Seller shall not, and shall not permit any of Seller Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, certificates of deposit or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Seller or any of Seller Subsidiaries to Seller or any of Seller Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)    adjust, split, combine or reclassify any capital stock;

(ii)    make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except quarterly dividends paid by Seller in the ordinary course and consistent with past practices and as contemplated in Section 6.19 and dividends paid by any of the Subsidiaries of Seller to Seller or any Seller Subsidiaries;

(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Seller or any of Seller Subsidiaries; or

(iv)    issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Seller or any of Seller Subsidiaries, except pursuant to the exercise of stock options or stock appreciation rights or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)    except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material equity investment in or acquisition of (whether by purchase of stock or other equity securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Seller;

(e)    terminate, materially amend, or waive any material provision of any Seller Contract, other than renewals in the ordinary course of business consistent with past practice, make any change in any instrument or agreement governing the terms of any of its securities or enter into any contract that would constitute a Seller Contract if it were in effect on the date of this Agreement;

(f)    except as required under applicable law, or the terms of any Seller Benefit Plan existing as of the date hereof or Section 6.6 of this Agreement, (i) enter into, establish, adopt, amend or terminate any Seller Benefit Plan, or any arrangement that would be a Seller Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Seller Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan, as the case may be, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g)    settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $200,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or Seller Subsidiaries or the Surviving Corporation;

(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)    except as previously publicly announced, amend the Seller Articles, the Seller Bylaws or comparable governing documents of its Significant Subsidiaries;

(j)    materially restructure or materially change the composition of its investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases or sales, or the manner in which the portfolio is classified or reported;

(k)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)    enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)    enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Seller’s and Seller Subsidiaries’ formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy;

(n)    other than incident to a loan restructuring, extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person (any of the foregoing with respect to a person being referred to as a “Borrowing Affiliate”) if such person or such Borrowing Affiliate is the obligor under any indebtedness to Seller or any of Seller Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness Seller or any of Seller Subsidiaries has established loss reserves or any part of which has been charged-off by Seller or any of Seller Subsidiaries;

(o)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(p)    merge or consolidate itself or any of Seller Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of Seller Subsidiaries;

(q)    make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, waive or extend any statute of limitations with respect to material Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(r)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Buyer Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Buyer Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Buyer shall not, and shall not permit any of Buyer Subsidiaries to, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend the Buyer Articles or Buyer Regulations in a manner that would materially and adversely affect the holders of the Seller Common Stock, or adversely affect the holders of the Seller Common Stock relative to other holders of the Buyer Common Stock;

(b)    adjust, split, combine or reclassify any capital stock of Buyer or make, declare or pay any extraordinary dividend on any capital stock of Buyer;

(c)    incur any indebtedness for borrowed money (other than indebtedness of Buyer or any of Buyer Subsidiaries to Buyer or any of Buyer Subsidiaries) that would reasonably be expected to prevent Buyer or Buyer Subsidiaries from assuming Seller’s or Buyer Subsidiaries’ outstanding indebtedness;

(d)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Seller and Buyer shall promptly prepare, and Buyer shall file with the SEC, the S-4, in which the Proxy Statement will be included as a prospectus. The parties shall cooperate with each other and use reasonable best efforts to make such filing within forty-five (45) days of the date of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Seller shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Buyer and Seller shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Buyer and Seller, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board and the OCC and (ii) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)    Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer and Seller or any of their respective Subsidiaries, and neither Buyer and Seller nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)    To the extent permitted by applicable law, Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)    To the extent permitted by applicable law, Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2    Access to Information; Confidentiality.

(a)    Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to certain mutually agreed-upon Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, personnel, information technology systems, and records as are reasonably necessary to verify the representations and warranties of the other, and to prepare for the Merger and the other matters contemplated by this Agreement, and each shall cooperate with the other party in preparing to execute after the Effective Time, the conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Buyer or Seller, as the case may be, is not permitted to disclose under applicable law). Notwithstanding the foregoing, neither Buyer and Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary or similar duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any access to Personal Data granted pursuant to this Section shall be subject to such additional limitations as Buyer or Seller may reasonably require to prevent disclosure or use of any such Personal Data other than in compliance with applicable privacy laws. Without limiting the generality of the foregoing, none of Buyer, Seller, nor any of their respective Representatives shall disclose to any third party any Personal Data unless the individual(s) to whom that Personal Data pertains has consented to that disclosure.

(b)    During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, Seller shall within ten (10) business days of each Measuring Date deliver a consolidated balance sheet and income statement of Seller and a certificate setting forth the Adjusted Tangible Stockholders’ Equity as of such Measuring Date. “Adjusted Tangible Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Seller for the quarter ended March 31, 2025 calculated in accordance with GAAP, plus all earnings of Seller during the period from March 31, 2025 to the applicable Measuring Date. “Measuring Date” shall mean the last day of the month for each month between the date of this Agreement and the Effective Time.

(c)    Each of Buyer and Seller shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) or Section 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of November 12, 2024, between Buyer and Seller (the “Confidentiality Agreement”).

(d)    No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Stockholder Approval.

(a)    Seller shall call, give notice of, convene and hold a meeting of its stockholders (the “Seller Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite Seller Vote required in connection with the Merger and the other transactions contemplated by this Agreement and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the other transactions contemplated by a merger agreement. The Seller Meeting may be held virtually, subject to applicable law and the organizational documents of Seller.

(b)    Subject to Section 6.3(c), Seller and its Board of Directors shall use its reasonable best efforts to obtain from the stockholders of Seller the Requisite Seller Vote, including by communicating to the Seller stockholders the recommendation of Seller’s Board of Directors (and including such recommendation in the Proxy Statement) that the stockholders of Seller approve the Merger and the other transactions contemplated by this Agreement (the “Seller Board Recommendation”). Seller and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Buyer the Seller Board Recommendation, (ii) fail to make the Seller Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Seller Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Seller Meeting, as applicable) after an Acquisition Proposal is made public or any request by Buyer to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)    Subject to Section 8.1 and Section 8.2, if the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of the duties of the directors of Seller under applicable law to make or continue to make the Seller Board Recommendation, the Board of Directors of Seller may, prior to the receipt of the Requisite Seller Vote, submit the Merger and the other transactions contemplated by this Agreement to its stockholders, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement, the Merger and other transactions contemplated by this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Seller may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of Seller may not take any actions under this sentence unless it (i) gives Buyer at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Buyer and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of the duties of the directors of Seller under applicable law to make or continue to make the Seller Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).

(d)    Seller shall adjourn or postpone the Seller Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Seller has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Seller Vote, and subject to the terms and conditions of this Agreement, Seller shall continue to use reasonable best efforts to solicit proxies from its stockholders in order to obtain the Requisite Seller Vote. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Seller Meeting shall be convened and the Merger and the other transactions contemplated by this Agreement shall be submitted to the stockholders of Seller at the Seller Meeting, and nothing contained herein shall be deemed to relieve Seller of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Buyer and Seller shall, and shall cause Buyer Subsidiaries and Seller Subsidiaries, respectively, to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Buyer or Seller or any of their respective Subsidiaries in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Stock Exchange Listing.

(a)    Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(b)    Prior to the Closing Date, Seller shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Seller Common Stock from NASDAQ and the deregistration of Seller Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6    Employee Matters.

(a)    Buyer, as the Surviving Corporation, shall provide the employees of Seller and Seller Subsidiaries as of the Effective Time who remain employed with Buyer or Buyer

Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), with the following: (i) annual base salary or wages, as applicable, and incentive compensation that are no less favorable than the annual base salary or wages and incentive compensation in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) all employee statutory entitlements; and (iii) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.6(a)) and other compensation that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and Buyer Subsidiaries. For any Seller Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Buyer shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of Seller in the Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Seller or Seller Bank to the same extent as such service was credited for such purpose by Seller or Seller Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Following the Closing Date, Buyer shall comply with the terms of any individual agreement providing for severance, termination and other benefits to a Continuing Employee set forth on Section 6.6(a) of the Seller Disclosure Schedule. The provisions in the prior sentence shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Continuing Employee and his or her heirs and Representatives. Each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated during the Continuation Period, under severance qualifying circumstances shall be provided severance benefits as set forth in Section 6.6(a) of the Seller Disclosure Schedule.

(b)    With respect to any employee benefit plans of Buyer or Buyer Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer, as the Surviving Corporation, and its Subsidiaries shall (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Seller Benefit Plan, (ii) recognize all service of such employees with Seller and Seller Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Seller Benefit Plan prior to the Effective Time and (iii) recognize all service of such employees with Seller and Seller Subsidiaries for purposes of paid time off, vacation or other approved leave; provided, however, that Buyer shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Seller Benefit Plan which is a group health plan prior to the time such Continuing Employees or such Continuing Employee’s dependents, as applicable, have been offered participation in the group health plans common to all employees of Buyer and their dependents, except in the case of a termination of employment and; provided further, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. Seller will provide the information reasonably necessary for Buyer to recognize annual co-payments, coinsurance, deductibles and out-of-pocket expenses in accordance with this Section 6.6(b) no later than fifteen (15) days prior to the Closing Date.

(c)    With respect to any 401(k) plan sponsored or maintained by Seller and Seller Subsidiaries, including, without limitation, the Seller and Subsidiaries Assoc. Investment Plan (each, a “Seller 401(k) Plan”) that offers a company stock fund as an investment option, Seller shall cause any such company stock fund(s) to be “frozen” to any new investments as of ten (10) business days prior to the Effective Time. Prior to the freezing of any such company stock fund(s), Seller shall provide Seller 401(k) Plan participants with any and all notices required by law with respect to such change in investment availability. Upon and after the date of the freezing of such company stock fund(s), no participant may direct that any portion of such participant’s individual account balance under any Seller 401(k) Plan that is not currently invested in a company stock fund be transferred to or invested in any company stock fund. Further, Seller shall cause any Seller 401(k) Plan to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In accordance with such termination, (i) Seller shall provide Buyer with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Buyer) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Seller shall be eligible to participate, effective as of the Effective Time or as soon as administratively practicable thereafter, in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”). Buyer and Seller shall take any and all actions as may be required, including amendments to any Seller 401(k) Plan and/or Buyer 401(k) Plan, to permit the Continuing Employees of Seller who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(d)    At least ten (10) business days prior to the Closing Date, Seller shall require all Continuing Employees to submit all outstanding expense reimbursement requests. At or before the Effective Time, Seller shall pay to all Continuing Employees (i) all outstanding expense reimbursement requests, and (ii) all accrued but unused paid time off credited to any Continuing Employee in excess of the paid time off permitted to be carried over into a new calendar year under Seller’s policies and procedures applicable to such Continuing Employee.

(e)    Buyer, as the Surviving Corporation, shall assume and honor all amounts under the Seller Benefit Plans in connection with or arising in whole or in part from the transactions contemplated by this Agreement in accordance with their terms and the methodology as set forth on Section 6.6(e) of the Seller Disclosure Schedule. Seller agrees that the transactions contemplated by this Agreement shall constitute a “change in control”, “change of control” or other similar concept under any Seller Benefit Plan, and prior to the Effective Time, the Seller Board of Directors or Seller Compensation Committee shall be empowered to take such action as necessary to declare such status under such Seller Benefit Plans.

(f)    The parties agree to the matters as set forth on Section 6.6(f) of the Seller Disclosure Schedule.

(g)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer or consultant of the Surviving Corporation, Seller, Buyer or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller benefit plan, Buyer benefit plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Seller, Buyer or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified, held harmless or entitled to such advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller Articles, Seller Bylaws, the governing or organizational documents of any Subsidiary of Seller, any indemnification agreements in existence as of the date hereof that have been disclosed to Buyer or the MGCL, each present and former director, officer or employee of Seller and Seller Subsidiaries (in each case, when acting in such capacity) (collectively, the “Seller Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Seller or any of Seller Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Seller Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Seller Indemnified Party is not entitled to indemnification.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Seller (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Seller or any of Seller Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by Seller for such insurance (the “Premium

Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Seller, in consultation with, but only upon the consent of Buyer, may (and at the request of Buyer, Seller shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Seller’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Buyer, on the one hand, and a Subsidiary of Seller, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.9    Advice of Changes. Buyer and Seller shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (a) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (b) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10    Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its Subsidiaries, directors or officers relating to the transactions contemplated by this Agreement. Seller shall (a) give Buyer the opportunity to participate at Buyer’s expense in the defense or settlement of any such litigation, (b) give Buyer a reasonable opportunity to review and comment on all filings or responses to be made in connection with any such litigation, and will in good faith take such comments into account and (c) not agree to settle any such litigation without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Buyer shall not be obligated to consent to any settlement which does not include a full release of Buyer and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.11    Acquisition Proposals.

(a)    Seller agrees that it will not, and will cause each of Seller Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (such individuals with respect to either party, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions (other than any discussions to clarify the terms and conditions of any Acquisition Proposal) with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Seller Vote, Seller receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.11, Seller may, and may permit Seller Subsidiaries and its and Seller Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of Seller concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of the duties of the directors of Seller under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Seller. Seller will, and will cause Seller Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Buyer with respect to any Acquisition Proposal. Seller will promptly (within twenty-four (24) hours) advise Buyer following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the general substance thereof. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of Seller Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Seller and Seller Subsidiaries or 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Seller or Seller Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Seller.

(b)    Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.12    Public Announcements. Seller and Buyer agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.12.

6.13    Change of Method. Seller and Buyer shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Seller and Buyer (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.2, no such change shall (a) alter or change the Exchange Ratio or the number of shares of Buyer Common Stock received by holders of Seller Common Stock in exchange for each share of Seller Common Stock, (b) adversely affect the Tax treatment of holders of Seller Common Stock or Buyer Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Seller or Buyer pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.14    Restructuring Efforts. If Seller shall have failed to obtain the Requisite Seller Vote at the duly convened Seller Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement, including by merging Seller into a newly created wholly owned subsidiary of Buyer (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Seller as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit the Merger and the other transactions contemplated by this Agreement (or such transactions as restructured pursuant to this Section 6.14) to Seller’s stockholders for approval.

6.15    Takeover Statutes. None of Seller, Buyer or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party shall, and shall cause the members of its Board of Directors to, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16    Treatment of Seller Debt. Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Seller Bank), Buyer, or Buyer Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Seller or Seller Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.16 of the Seller Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (a) Buyer shall, and shall cause Buyer Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (b) Seller shall, and shall cause Seller Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.

6.17    Exemption from Liability under Section 16(b). Buyer and Seller agree that, in order to most effectively compensate and retain Seller Section 16 Individuals, both prior to and after the Effective Time, it is desirable that Seller Section 16 Individuals not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Seller Common Stock into Buyer Common Stock in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Seller shall deliver to Buyer in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Seller subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Seller Section 16 Individuals”), and the Board of Directors of Buyer and of Seller, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Seller) any dispositions of Seller Common Stock by the Seller Section 16 Individuals, and (in the case of Buyer) any acquisitions of Buyer Common Stock by any Seller Section 16 Individuals who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18    Certain Tax Matters.

(a)    Each of Buyer and Seller shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Buyer and Seller shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection with the foregoing, (i) Seller shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, and (ii) Buyer shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(c) and Section 7.3(c) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel, in the case of each of clauses (i) and (ii), at such times as such counsel shall reasonably request.

(b)    Each party hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

6.19    Dividends. After the date of this Agreement, Seller acknowledges that it shall coordinate with Buyer regarding the declaration and payment of any dividends in respect of Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Seller Common Stock shall not receive two regular quarterly dividends, or fail to receive one dividend, for any quarter with respect to their shares of Seller Common Stock and any shares of Buyer Common Stock any such holder receives in exchange therefor in the Merger.

6.20    Multifamily Loans Transaction. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the parties hereto shall cooperate with each other and use their reasonable best efforts to provide to the Representatives of Buyer access to such personnel, data, information and records as Buyer determines are reasonably necessary in connection with the evaluation of any potential sale or other disposition of the multifamily loans listed on Section 6.20 of the Seller Disclosure Schedule, which such sale, if any, would be consummated after the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approvals. The Merger shall have been approved by the stockholders of Seller by the Requisite Seller Vote.

(b)    NASDAQ Listing. The shares of Buyer Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)    Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Seller set forth in Sections 3.2(a) (Capitalization) and 3.8(a) (Absence of Certain Changes or Events) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Seller set forth in Sections 3.1(a) (Corporate Organization), 3.1(b) (Corporate Organization; Subsidiaries) (with respect to Significant Subsidiaries only), 3.2(b) (Capitalization; Subsidiaries) (with respect to Significant Subsidiaries only), 3.3(a) (Authority; No Violation) and 3.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Seller set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Seller or the Surviving Corporation. Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to the foregoing effect.

(b)    Performance of Obligations of Seller. Seller shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c)    Federal Tax Opinion. Buyer shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Buyer set forth in Sections 4.2(a) (Capitalization) and 4.8(a) (Absence of Certain Changes or Events) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Buyer set forth in Sections 4.1(a) (Corporate Organization), 4.1(b) (Corporate Organization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.2(b) (Capitalization; Subsidiaries) (with respect to Significant Subsidiaries only), 4.3(a) (Authority; No Violation) and 4.7 (Broker’s Fees) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Buyer. Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c)    Federal Tax Opinion. Seller shall have received the opinion of RSM US LLP, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Buyer and Seller, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Seller Vote:

(a)    by mutual written consent of Buyer and Seller;

(b)    by either Buyer or Seller if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)    by either Buyer or Seller if the Merger shall not have been consummated on or before the date that is the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided that, if on such date, any of the conditions to the Closing set forth in (i) Section 7.1(c) or (ii) Section 7.1(e) (in the case of clause (ii), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended for ten (10) days, and such date shall become the Termination Date for purposes of this Agreement;

(d)    by either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Buyer, or Section 7.3, in the case of a termination by Seller, and which is not cured within forty-five (45) days following written notice to Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(e)    by Buyer prior to such time as the Requisite Seller Vote is obtained, if (i) Seller or the Board of Directors of Seller shall have made a Recommendation Change or (ii) Seller or the Board of Directors of Seller shall have breached its obligations under Section 6.3 or 6.11 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Seller or shall have been made directly to the stockholders of Seller generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Seller Meeting) an Acquisition Proposal, in each case with respect to Seller and (A) (1) thereafter this Agreement is terminated by either Buyer or Seller pursuant to Section 8.1(c) without the Requisite Seller Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Buyer pursuant to Section 8.1(d) as a result of a willful breach by Seller, and (B) prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $5,000,000 (the “Termination Fee Amount”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25)%” shall instead refer to “fifty percent (50%)”.

(c)    In the event that this Agreement is terminated Buyer pursuant to Section 8.1(e), then Seller shall pay by wire transfer of same day funds, the Termination Fee Amount within two (2) business days of the date of the termination.

(d)    Notwithstanding anything to the contrary herein, but without limiting the right of Buyer to recover liabilities or damages arising out of Seller’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Seller be required to pay the Termination Fee Amount more than once.

(e)    Each of Buyer and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Buyer commences a suit that results in a judgment for the Termination Fee Amount or any portion thereof, the party that is obligated to pay all or a portion of the Termination Fee Amount shall pay the costs and expenses of Buyer (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Seller fails to pay the amounts payable pursuant to this Section 8.2, then Seller shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be paid and ending on the date that such overdue amount is actually paid. The amounts payable by Seller pursuant to Section 8.2(b), Section 8.2(c) and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Buyer in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Seller Vote; provided, that after approval of the Merger and the other transactions contemplated by this Agreement by the stockholders of Seller, there may not be, without further approval of the stockholders of Seller, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Seller Vote, there may not be, without further approval of the stockholders of Seller, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Buyer and Seller.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Buyer, to:

First Financial Bancorp.
255 East 5th Street

Suite 2900

Cincinnati, OH 45202

Attention:         Karen B. Woods, General Counsel and Chief Administrative Officer

Email:               karen.woods@bankatfirst.com

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

Attention:          James J. Barresi

Email:                James.Barresi@squirepb.com

if to Seller, to:

BankFinancial Corporation

60 North Frontage Road

Burr Ridge, IL 60527

Attention:          F. Morgan Gasior, Chairman, CEO and President
Email:                  MGasior@bankfinancial.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 Wolf Point Plaza

Chicago, IL 60654
Attention:         Edwin S. del Hierro P.C.
Email:               ed.delhierro@kirkland.com

and

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, DC 20015

Attention:         Ned A. Quint

Email:                nquint@luselaw.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller means the actual knowledge of any of the officers of Seller listed on Section 9.6 of the Seller Disclosure Schedule, and the “knowledge” of Buyer means the actual knowledge of any of the officers of Buyer listed on Section 9.6 of the Buyer Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Ohio are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that (i) is included in the virtual data room of a party prior to the date hereof or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. Federal District Court in the Southern District of Ohio or, if that court does not have subject matter jurisdiction, in any state court located in The City of Cincinnati in the State of Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen

Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e‑mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Seller in Article III and by Buyer in Article IV, neither Seller, Buyer, nor any other person makes any express or implied representation or warranty with respect to Seller, Buyer or their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Seller and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor Buyer, as applicable, nor any other person makes or has made any representation or warranty to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller or Buyer, as applicable, or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Seller in Article III and by Buyer in

Article IV, any oral or written information presented to Buyer or Seller, as applicable, or any of their respective affiliates or Representatives in the course of their respective due diligence investigation of Seller or Buyer, as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Each of Seller and Buyer acknowledges and agrees that neither Buyer, Seller nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

FIRST FINANCIAL BANCORP.

By:	/s/ Karen B. Woods
Karen B. Woods
General Counsel and Chief Administrative
Officer

SELLER:

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman, CEO and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF
BANKFINANCIAL, NATIONAL ASSOCIATION
WITH AND INTO
FIRST FINANCIAL BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between First Financial Bank, an Ohio state-chartered bank (the “Surviving Bank”), and BankFinancial, National Association, a national banking association duly organized and existing under the laws of the United States (the “Merging Bank”).

WITNESSETH:

WHEREAS, Surviving Bank, an Ohio state-chartered bank with its main office located in Cincinnati, Ohio, all the issued and capital stock of which is owned directly by First Financial Bancorp., an Ohio corporation (“Buyer”), has authorized capital stock consisting of 1,259,333 shares of common stock, par value $8.00 per share, all of which shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Merging Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Olympia Fields, Illinois, all of the issued and capital stock of which is owned directly by BankFinancial Corporation, a Maryland corporation (“Seller”), has authorized capital stock consisting of 1,000 shares of common stock, par value $0.01 per share, all of which shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Buyer and Seller have entered into an Agreement and Plan of Merger, dated as of August 11, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Seller will merge with and into Buyer, with Buyer surviving the merger as the surviving corporation and continuing as the direct parent of Surviving Bank and becoming the direct parent of Merging Bank (the “Merger”);

WHEREAS, contingent upon the consummation of the Merger, on the terms and subject to the conditions contained in the Merger Agreement, the parties to this Agreement intend to effect the merger of Merging Bank with and into Surviving Bank, with Surviving Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the Board of Directors of Surviving Bank and the Board of Directors of Merging Bank deem the Bank Merger desirable and in the best interests of their respective banks and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01    The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merging Bank shall be merged with and into Surviving Bank in accordance with the banking provisions of the Ohio Revised Code (the “Ohio Code”), 12 U.S.C. § 215a-1, 12 U.S.C. § 1828(c), and 12 U.S.C. § 1831u. At the Effective Time, the separate existence of Merging Bank shall cease, and Surviving Bank, as the surviving entity, shall continue its existence under the laws of the State of Ohio as an Ohio state-chartered bank. All rights, franchises, and interests of Merging Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Merging Bank at the time of the Bank Merger. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main or principal office and each of the branches of Merging Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time.

Section 1.02    Closing. The closing of the Bank Merger will take place immediately following the Merger or at such other time and date as Buyer may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03    Effective Time. Subject to applicable law, a certificate of merger evidencing the transactions contemplated herein shall be delivered to the Ohio Department of Commerce, Division of Financial Institutions (“ODFI”) and filed by the ODFI with the Ohio Secretary of State in accordance with the Ohio Code (such date and time being herein referred to as the “Effective Time”).

Section 1.04    Articles of Incorporation and Code of Regulations. The articles of incorporation and code of regulations of Surviving Bank in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05    Board of Directors. At the Effective Time, the board of directors of the Surviving Bank shall consist of those persons designated by Buyer at the Effective Time.

Section 1.06    Officers. At the Effective Time, the officers of Surviving Bank shall continue to serve in their respective capacity as officers of the Surviving Bank, except as may be designated by Buyer at the Effective Time.

Section 1.07    Name and Main Office. The name of the Surviving Bank shall be “First Financial Bank” and the main office of the Surviving Bank shall be at 255 East 5th Street, Suite 2900, Cincinnati, Ohio 45202.

Section 1.08    Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

Section 1.09    Liquidation Account. The Bank Merger shall have the effects set forth in 12 C.F.R. §5.33(l). All assets of Merging Bank as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for, and shall assume, all of the liabilities of every kind and description of Merging Bank, including without limitation all liabilities and obligations arising from or relating to any liquidation account previously established by Merging Bank.

ARTICLE II

CONSIDERATION

Section 2.01    Effect on Merging Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Merging Bank, all shares of Merging Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02    Effect on Surviving Bank Capital Stock. Each share of Surviving Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

COVENANTS

Section 3.01    During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01    The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.

The approval of (i) the Board of Governors of the Federal Reserve System under 12 U.S.C. § 1828(c) and 12 U.S.C. § 1831u, and (ii) the ODFI under the Ohio Code with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired or been terminated; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

b.	The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c.

No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

d.	This Agreement shall have been ratified, confirmed and approved by the sole shareholder of each of Surviving Bank and Merging Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01    Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.

Section 5.02    Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01    Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02    Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.04    Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.05    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.06    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.07    Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.07 shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRST FINANCIAL BANK By: ____________________________ Name: __________________________ Title: ___________________________
BANKFINANCIAL, NATIONAL ASSOCIATION By: ____________________________ Name: __________________________ Title: ___________________________

[Signature Page to Bank Merger Agreement]